Calculation of Filing Fee Tables

Schedule TO

(Form Type)

AB Private Credit Investors Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$10,154,992.58(1)	0.00927%	$941.37(2)
Fees Previously Paid	-		-
Total Transaction Valuation	$10,154,992.58(1)
Total Fees Due for Filing			$941.37
Total Fees Previously Paid			-
Total Fee Offsets			-

Net Fee Due			$941.37

(1)

Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 1,047,133.15 shares of common stock, par value $0.01 per share, of AB Private Credit Investors Corporation, at a price equal to $9.6979, which represents the Fund’s net asset value as of June 30, 2022, and is used for purposes of calculating the estimated aggregate maximum purchase price for shares.

(2)

The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022, equals $92.70 per million dollars of the value of the transaction.